Exhibit 10.21
The Carlyle Group Inc. Amended and Restated
2012 Equity Incentive Plan
Global Restricted Stock Unit Agreement

Participant:	Date of Grant:
Number of RSUs:
1.Grant of RSUs. The Carlyle Group Inc. (the “Company”) hereby grants the number of restricted stock units (the “RSUs”) listed above to the Participant (the “Award”), effective as of [Date] (the “Date of Grant”), on the terms and conditions hereinafter set forth in this agreement including Appendix A, which includes any applicable country-specific provisions (together, the “Award Agreement”). This grant is made pursuant to the terms of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan (as amended, modified or supplemented from time to time, the “Plan”), which is incorporated herein by reference and made a part of this Award Agreement. Each RSU represents the unfunded, unsecured right of the Participant to receive a Share on the delivery date(s) specified in Section 4 hereof.
2.Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
(a)“Cause” shall mean the determination by the Administrator in its sole discretion that the Participant has (i) engaged in gross negligence or willful misconduct in the performance of the Participant’s duties, (ii) willfully engaged in conduct that the Participant knows or, based on facts known to the Participant, should know is materially injurious to the Company or any of its Affiliates, (iii) materially breached any material provision of the Participant’s employment agreement or offer letter with the Company or its Affiliates, (iv) breached any Restrictive Covenant Agreement or any other restrictive covenant obligation owed by the Participant to the Company or any of its Affiliates, including, but not limited to, any restrictions relating to the Participant’s non-competition, non-solicitation, non-disparagement and/or non-disclosure of confidential or proprietary information, (v) engaged in fraud or other conduct in bad faith that contributed to a financial restatement or irregularity, (vi) been convicted of, or entered a plea bargain or settlement admitting guilt for, fraud, embezzlement, or any other felony under the laws of the United States or of any state or the District of Columbia or any other country or any jurisdiction of any other country (but specifically excluding felonies involving a traffic violation), (vii) been the subject of any order, judicial or administrative, obtained or issued by the U.S. Securities and Exchange Commission (“SEC”) or similar agency or tribunal of any country, for any securities violation involving insider trading, fraud, misappropriation, dishonesty or willful misconduct (including, for example, any such order consented to by the Participant in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied), or (viii) discussed the Company’s (or its Affiliates’) fundraising efforts, or the name of any fund vehicle that has not had a final closing of commitments, to any reporter or representative of any press or other public media.
(b)“Detrimental Activity” shall mean any of the following: (i) a termination of the Participant’s Service for Cause or the Participant engaging in any activity that would be grounds to terminate the Participant’s Service for Cause (whether or not any termination of the Participant’s Service occurs); or (ii) a breach of any Restrictive Covenant Agreement or any other restrictive covenant obligation owed by the Participant to the Company or any of its Affiliates, including, but not limited to, any restrictions relating to the Participant’s non-competition, non-solicitation, non-disparagement and/or non-disclosure of confidential or proprietary information.
(c)“Qualifying Event” shall mean, during the Participant’s Services with the Company and its Affiliates, the Participant’s death or Disability.
(d)“Restrictive Covenant Agreement” shall mean any agreement (including, without limitation, this Award Agreement), and any attachments or schedules thereto, entered into by and between the Participant and the Company or its Affiliates, pursuant to which the Participant has agreed, among other things, to certain restrictions relating to non-competition (if applicable), non-solicitation, non-disparagement and/or non-disclosure of confidential or proprietary information, in order to protect the business of the Company and its Affiliates.
(e)“Vested RSUs” shall mean those RSUs which have become vested pursuant to Section 3 or otherwise pursuant to the Plan or this Award Agreement.
(f)“Vesting Dates” shall mean each of the vesting dates set forth in Section 4(a) hereof.
3.Vesting.
(a)Vesting – General. Subject to the Participant’s continued Services with the Company and its Affiliates, the Award shall vest on the applicable Vesting Dates as follows:
(i) The RSUs granted hereunder shall vest in installments on each Vesting Date as set forth in Section 4(a) hereof.
(b)Vesting – Death or Disability. Upon the occurrence of a Qualifying Event, 100% of the RSUs granted hereunder shall vest (to the extent not previously vested) upon the date of such Qualifying Event.
(c)Vesting – Terminations. Except as otherwise set forth in Sections 3(b) or 5, in the event the Participant’s Services with the Company and its Affiliates are terminated for any reason, the portion of the Award that has not yet vested pursuant to Sections 3(a), 3(b) or 5 hereof (or otherwise pursuant to the Plan) shall be cancelled immediately and the Participant shall automatically forfeit all rights with respect to such portion of the Award as of the date of such termination. For purposes of this provision, the effective date of termination of the Participant’s Services will be determined in accordance with Section 8(k) hereof.
4.Vesting and Delivery Dates.
(a)Delivery – General. The Company shall, on or within 30 days following a Vesting Date, deliver (or cause delivery to be made) to the Participant the Shares underlying the RSUs that vest and become Vested RSUs on such Vesting Date. The general vesting and delivery terms with respect to the RSUs are set forth in the table below.

Vesting Dates	Annual Vesting / Delivery	Cumulative Vesting / Delivery

(b)Delivery – Death or Disability. Upon the occurrence of a Qualifying Event, the Company shall, within 30 days following the date of such event, deliver (or cause delivery of) Shares to the Participant in respect of 100% of the RSUs which vest and become Vested RSUs on such date.
(c)Delivery – Terminations. Except as otherwise set forth in Section 4(b) or 4(d), in the event the Participant’s Services with the Company and its Affiliates are terminated for any reason, the Company shall within 30 days following the date of such termination, deliver (or cause delivery of) Shares to the Participant in respect of any then outstanding Vested RSUs.
(d)Forfeiture; Clawback. Notwithstanding anything to the contrary herein, if the Administrator determines in its sole discretion that the Participant has engaged in Detrimental Activity (i) all outstanding RSUs (whether or not vested) shall immediately terminate and be forfeited without consideration upon the date of such determination and no further Shares with respect of the Award shall be delivered to the Participant or to the Participant’s legal representative, beneficiaries or heirs, (ii) to the extent permitted under applicable law, any Shares that have previously been delivered to the Participant or the Participant’s legal representative, beneficiaries or heirs pursuant to the Award and which are still held by the Participant or the Participant’s legal representative, or beneficiaries or heirs as of the date of such determination by the Administrator shall also immediately terminate and be forfeited without consideration and (iii) the Administrator may require that the Participant forfeit any proceeds realized within the one (1) year period preceding the date of such determination on the disposition of any Shares received in settlement of the Award, and repay such proceeds to the Company within thirty (30) days following the Company’s demand therefor. Without limiting the foregoing, the Award and all Shares issued in respect thereof shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law and/or the Company’s clawback and recoupment policies as in effect from time to time.
5.Change in Control. Notwithstanding anything to the contrary herein, in the event of the Participant’s involuntary termination of Service by the Company without Cause that occurs within twelve (12) months following a Change in Control, 100% of the RSUs granted hereunder which then remain outstanding shall vest (to the extent not previously vested) upon the date of such termination of Service and the Shares underlying such Vested RSUs shall be delivered in accordance with Section 4(c), subject to any required delay pursuant to Section 17 of the Plan.
6.No Dividends or Distributions on RSUs. No dividends or other distributions shall accrue or become payable with respect to any RSUs prior to the date upon which the Shares underlying the RSUs are issued or transferred to the Participant.

7.Adjustments Upon Certain Events. The Administrator shall make certain substitutions or adjustments to any RSUs subject to this Award Agreement pursuant to Section 9 of the Plan.
8.Nature of Grant. In accepting the grant, the Participant acknowledges, understands, and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, at any time, to the extent permitted by the Plan;
(b) the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c) all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
(d) the granting of the RSUs evidenced by this Award Agreement shall impose no obligation on the Company or any Affiliate to continue the Services of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Services of such Participant;
(e) the Participant is voluntarily participating in the Plan;
(f) the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)the RSUs should in no event be considered as compensation for, or relating in any way to, past services for the Company, the Employer (as defined in Section 15 of this Award Agreement) or any Affiliate or predecessor;
(i)unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the Services Participant may provide as a director of an Affiliate;
(j)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(k)in the event of termination of the Participant’s Services for any reason, except as set forth in Sections 3(b), 4(b) or 5 (whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), unless otherwise determined by the Company, the Participant’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively providing Services and will not be extended by any notice period (e.g., active Services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed, or the terms of the Participant’s employment agreement, if any); the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing Services for purposes of the RSUs grant (including whether the Participant may still be considered to be providing Services while on an approved leave of absence); and
(l) in addition to the provisions above in this Section 8, the following provisions apply if the Participant is providing Services outside the United States:
(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of the Participant’s Services as set forth in Section 3(c), 4(c) or 4(d) above for any reason (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the RSUs, the Participant agrees not to institute any claim against the Company or any Affiliate;
(ii) the RSUs and the Shares subject to the RSUs are not part of normal or expected compensation or salary for any purpose; and
(iii) neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
9.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
10.Data Privacy Information and Consent. The Company is located at 1001 Pennsylvania Avenue, NW, Washington, DC 20004 U.S.A. and grants employees of the Company and its Affiliates RSUs, at the Company’s sole discretion. If the Participant would like to participate in the Plan, please review the following information about the Company’s data processing practices and declare the Participant’s consent.
(a)Data Collection and Usage: The Company collects, processes and uses personal data of Participants, including name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs, canceled, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer. If the Company offers the Participant a grant of RSUs under the Plan, then the Company will collect the Participant’s personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data would be his or her consent.
(b)Stock Plan Administration Service Providers: The Company transfers participant data to Morgan Stanley, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive and trade Shares. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan.
(c) International Data Transfers: The Company and its service providers are based in the United States. If the Participant is outside the United States, the Participant should note that his or her country has enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of the Participant’s personal data is his or her consent.
(d) Data Retention: The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal: The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant cannot participate in the Plan. This would not affect the Participant’s salary as an employee or his or her career; the Participant would merely forfeit the opportunities associated with the Plan.
(f)Data Subject Rights: The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, the Participant’s rights may include the right to (i) request access or copies of personal data of the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) lodge complaints with competent authorities in the Participant’s country, and/or (vii) a list with the names and address of any potential recipients of the Participant’s data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights please contact the Company at The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW, Washington, DC 20004 U.S.A., Attention: Equity Management.
If the Participant agrees with the data processing practices as described in this notice, please declare the Participant’s consent by clicking the “Accept Award” button on the Morgan Stanley award acceptance page or signing below.
11.No Rights of a Holder of Shares. Except as otherwise provided herein, the Participant shall not have any rights as a holder of Shares until such Shares have been issued or transferred to the Participant.
12.Restrictions. Any Shares issued or transferred to the Participant or to the Participant’s beneficiary pursuant to Section 4 of this Award Agreement (including, without limitation, following the Participant’s death or Disability) shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares are listed and any applicable U.S. or non-U.S. federal, state or local laws, and the Administrator may cause a notation or notations to be put entered into the books and records of the Company to make appropriate reference to such restrictions. Without limiting the generality of the forgoing, a Participant’s ability to sell or transfer the Shares shall be subject to such trading policies or limitations as the Administrator may, in its sole discretion, impose from time to time on current or former senior professionals, employees, consultants, directors, members, partners or other service providers of the Company or of any of its Affiliates.
13.Transferability. Unless otherwise determined or approved by the Administrator, no RSUs may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 13 shall be void and unenforceable against the Company or any Affiliate.
14.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14):
(a) If to the Company, to:
The Carlyle Group Inc.
1001 Pennsylvania Avenue, NW
Washington, DC 20004
Attention: General Counsel
Fax: (202) 315-3678
(b) If to the Participant, to the address appearing in the personnel records of the Company or any Affiliate.
15.Withholding. The Participant acknowledges that he or she may be required to pay to the Company or, if different, an Affiliate that employs the Participant (the “Employer”), and that the Company, the Employer, or any Affiliate shall have the right and are hereby authorized to withhold from any compensation or other amount owing to the Participant, applicable income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (including taxes that are imposed on the Company or the Employer as a result of the Participant’s participation in the Plan but are deemed by the Company or the Employer to be an appropriate charge to the Participant) (collectively, “Tax-Related Items”), with respect to any issuance, transfer, or other taxable event under this Award Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such Tax-Related Items. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to the grant or vesting of the RSUs and the subsequent sale of Shares acquired upon settlement of the Vested RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve a particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Without limiting the foregoing, the Administrator may, from time to time, permit the Participant to make arrangements prior to any Vesting Date described herein to pay the applicable Tax-Related Items in a manner prescribed by the Administrator prior to the applicable Vesting Date; provided that, unless otherwise determined by the Administrator, any such payment or estimate must be received by the Company prior to an applicable Vesting Date. Additionally, the Participant authorizes the Company and/or the Employer to satisfy the obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of Shares acquired upon settlement of the Vested RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization). Depending on the withholding method, the Company and/or the Employer may withhold or account for the Tax-Related Items by considering minimum statutory withholding amounts or other applicable withholding rates in the Participant’s jurisdiction(s), including maximum applicable rates. In the event of overwithholding, the Participant may receive a refund of any over-withheld amount in cash through the Employer’s normal payroll process (with no entitlement to the equivalent in Shares), or if not refunded, the Participant may seek a refund from the applicable tax authorities. In the event of under-withholding, the Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Employer. The Participant acknowledges that, regardless of any action taken by the Company, the Employer, or any Affiliate the ultimate liability for all Tax-Related Items, is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Company may refuse to issue or deliver the Shares or the proceeds from the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
16.Choice of Law; Venue. The interpretation, performance and enforcement of this Award Agreement shall be governed by the law of the State of New York without regard to its conflict of law provisions. Any and all disputes, controversies or issues arising out of, concerning or relating to this Award, this Award Agreement or the relationship between the parties evidenced by the Award Agreement, including, without limitation, disputes, controversies or issues arising out of, concerning or relating to the construction, interpretation, breach or enforcement of this Award Agreement, shall be brought exclusively in the courts in the State of New York, City and County of New York, including the Federal Courts located therein (should Federal jurisdiction exist). Each of the parties hereby expressly represents and agrees that it/he/she is subject to the personal jurisdiction of said courts, irrevocably consents to the personal jurisdiction of such courts; and waives to the fullest extent permitted by law any objection which it/he/she may now or hereafter have that the laying of the venue of any legal lawsuit or proceeding related to such dispute, controversy or issue that is brought in any such court is improper or that such lawsuit or proceeding has been brought in an inconvenient forum.
17.WAIVER OF RIGHT TO JURY TRIAL. AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AWARD AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL OF ITS/HIS/HER CHOICE), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING ARISING OUT OF, CONCERNING OR RELATING TO THIS AWARD, THIS AWARD AGREEMENT, THE RELATIONSHIP BETWEEN THE PARTIES EVIDENCED BY THIS AWARD AGREEMENT AND/OR THE MATTERS CONTEMPLATED THEREBY.
18.Subject to Plan. By entering into this Award Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All RSUs and Shares issued or transferred with respect thereof are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
19.Entire Agreement. This Award Agreement contains the entire understanding between the parties with respect to the RSUs granted hereunder (including, without limitation, the vesting and delivery schedules and other terms described herein and in Appendix A), and hereby replaces and supersedes any prior communication and arrangements between the Participant and the Company or any of its Affiliates with respect to the matters set forth herein and any other pre-existing economic or other arrangements between the Participant and the Company or any of its Affiliates, unless otherwise explicitly provided for in any other agreement that the Participant has entered into with the Company or any of its Affiliates and that is set forth on Schedule A hereto. Unless set forth on Schedule A hereto, no such other agreement entered into prior to the Date of Grant shall have any effect on the terms of this Award Agreement.
20.Modifications. Notwithstanding any provision of this Award Agreement to the contrary, the Company reserves the right to modify the terms and conditions of this Award Agreement, including, without limitation, the timing or circumstances of the issuance or transfer of Shares to the Participant hereunder, to the extent such modification is determined by the Company to be necessary to comply with applicable law or preserve the intended deferral of income recognition with respect to the RSUs until the issuance or transfer of Shares hereunder.
21.Signature in Counterparts; Electronic Acceptance. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Alternatively, this Award Agreement may be granted to and accepted by the Participant electronically.
22.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
23.Compliance with Law. Notwithstanding any other provision of this Award Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the RSUs prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and the Award Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.
24.Language. The Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Award Agreement. Furthermore, if the Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
25.Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
26.Appendix. Notwithstanding any provisions in this Award Agreement, the RSUs grant shall be subject to any additional terms and conditions set forth in Appendix A to this Award Agreement for the Participant’s country. Moreover, if the Participant relocates to another country, any additional terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Award Agreement.
27.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
28.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant or any other participant.
29.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country of residence, or broker’s country of residence, or where the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of Shares or rights to Shares (e.g., RSUs) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions or Participant’s country).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by the Participant before possessing inside information. Furthermore, the Participant understands that he or she may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.
30.    Foreign Asset/Account Reporting. The Participant’s country of residence may have certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold RSUs under the Plan or cash received from participating in the Plan (including sales proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such amounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to the Participant’s country through a designated broker or bank within a certain time after receipt. The Participant is responsible for ensuring compliance with such regulations and should speak with his or her personal legal advisor regarding this matter.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.1
The Carlyle Group Inc.

By: ___________________________________________
Name:
Title:

1    If this Award Agreement is delivered to the Participant electronically, the Participant’s electronic acceptance of the Award Agreement (pursuant to instructions separately communicated to the Participant) shall constitute acceptance of the Award Agreement and shall be binding on the Participant and the Company in lieu of any required signatures to this Award Agreement.

APPENDIX A
TO
THE CARLYLE GROUP INC.
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
Terms and Conditions
This Appendix A includes additional terms and conditions that govern the Award of restricted stock units (“RSUs”) granted to the Participant under The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan (the “Plan”) if the Participant works and resides in any of the countries listed below. Capitalized terms used but not defined in this Appendix A are defined in the Plan and/or Award Agreement and have the meanings set forth therein.
Notifications
This Appendix A also includes information regarding securities laws, exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted in this Appendix A as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date by the time the Participant vests in the RSUs or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, the Participant understands that if he or she is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant.

UNITED STATES
Non-Solicitation Covenant. This provision supplements Section 4(d) (“Forfeiture; Clawback”) of the Award Agreement:
Notwithstanding the Participant’s termination of Services and any other provision of this Award Agreement, for a period of twelve (12) months after the date of the Participant’s termination of Services, the Participant will not, directly or indirectly, without the prior written consent of the Company: (i) participate in any capacity, including as an investor or an advisor, in any transaction that the Company or any of its Affiliates was actively considering investing in or offering to invest in prior to the Participant’s date of termination of Services; (ii) solicit, contact or identify investors in any investment company, fund or managed account controlled or advised by the Company or its Affiliates (to the extent the Participant knows that such person or entity is an investor, directly or indirectly, in such Company, fund or managed account) on behalf of any person or entity; or (iii) recruit, solicit, induce or seek to induce any current employee of the Company or its Affiliates to become employed by the Participant or any other person or entity. The Participant agrees that this non-solicitation covenant may limit the Participant’s ability to earn a livelihood in a business similar to the business conducted by the Company, but the Participant nevertheless hereby agrees and hereby acknowledges that the consideration provided to the Participant in this Award Agreement is adequate to support the restrictions contained herein. The Participant further agrees that the restrictions set forth in this non-solicitation covenant are reasonable and necessary to protect the Company’s trade secrets and other legitimate business needs. In the event that any court or tribunal of competent jurisdiction shall determine this non-solicitation covenant to be unenforceable or invalid for any reason, the Participant and the Company agree that this non-solicitation covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in any and all respects as to which it may be enforceable, all as determined by such court or tribunal. The Participant agrees and acknowledges that the foregoing non-solicitation covenant is a material inducement to the Company to enter into this Award Agreement and, as such, it is agreed by the parties that any violation of this non-solicitation covenant by the Participant will constitute a material breach of this Award Agreement and, in addition to any other remedies the Company may have, will result in the consequences set forth below in this Appendix A under “Breach of Non-Solicitation Covenant.” The Participant further agrees that the remedy at law for any breach of this non-solicitation covenant may be inadequate, and that the Company shall, in addition to whatever other remedies it may have at law or in equity, be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any court or tribunal of competent jurisdiction, to prevent a breach of the Participant’s obligations as set forth in this non-solicitation covenant. Notwithstanding the foregoing, clauses (i) and (ii) shall not apply if the Participant’s principal place of Services is in California. Additionally, if the Participant’s principal place of Services is in any other jurisdiction where any provisions contained under clauses (i) or (ii) of this non-solicitation covenant are prohibited by applicable law, then such provisions shall not apply to the Participant to the extent prohibited by applicable law. Nothing in this Appendix A is intended to limit or supersede any other Restrictive Covenant Agreement to which the Participant is subject.